Exhibit 99.1

TheStreet Reports First Quarter 2018 Results

Year-Over-Year EBITDA and Deferred Revenue Growth

Highlight Progress in Turnaround Efforts

●	Total Revenue of $14.7 million:

○	Business-to-Business (B2B) Revenue of $8.0 million, up 9% year-over-year;

○	Business-to-Consumer (B2C) Revenue of $6.7 million, down 15% year-over-year, primarily due to a strategic shift in advertising;

○	Total revenue down $0.6 million year-over-year.

●	Deferred subscription revenue totaled $26.7 million, up $1.6 million, or 7%, year-over-year, the third consecutive quarter with year-over-year deferred subscription revenue growth, and up $2.9MM, or 12%, from the prior quarter:

○	B2B deferred subscription revenue increased $1.4 million, or 10% from the fourth quarter of 2017 and $1.2 million as compared to the first quarter of 2017;

○	B2C premium deferred subscription revenue improved $1.5MM, or 16% from the fourth quarter 2017 and $0.5 million, or 4% as compared to the first quarter 2017.

●	Operating expense for the first quarter of 2018 was $15.3 million, a decrease of $1.0 million, or 6%, from $16.2 million for the first quarter of last year.

●	GAAP net loss attributable to common stockholders of $0.7 million, or ($0.01) per share, versus a net loss attributable to common stockholders of $1.1 million, or ($0.03) per share in the prior year period.

●	EBITDA of $0.6 million increased $0.4 million or 182% as compared to the same quarter last year.

●	Adjusted EBITDA of $1.0 million for the first quarter of 2018 increased 20% as compared to the same quarter last year.

●	Cash, cash equivalents, restricted cash and marketable securities of $15.5 million increased $1.6 million as compared to December 31, 2017.

NEW YORK, May 8, 2018 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the first quarter ended March 31, 2018.

For the first quarter of 2018, the Company reported revenue of $14.7 million, net loss attributable to common stockholders of $0.7 million, or ($0.01) per basic and diluted share, and an Adjusted EBITDA(1) of $1.0 million. The first quarter net loss improved $0.4 million over the same period last year primarily from revenue growth generated by our institutional business and savings from restructuring and cost cutting measures implemented during prior periods, partially offset by lower Business-to-Consumer (“B2C”) advertising and premium subscription revenue.

“Strengthening institutional revenue along with cost controls and our move to cut marginally profitable programmatic advertising business yielded year over year positive results,” said David Callaway, President and CEO. “Stronger sales momentum in our premium subscription business, highlighted by increased premium subscription bookings, which resulted in deferred revenue growth of $0.5 million in the first quarter over the same period last year, show our pivot to a paid business model is working.”

First Quarter Results

Business-to-business (“B2B”) revenue, which includes BoardEx, The Deal and RateWatch, totaled $8.0 million for the first quarter, up $0.7 million or 9% as compared to the first quarter of 2017. B2C revenue was $6.7 million for the first quarter 2018, down $1.2 million, or 15%, compared to the first quarter of 2017, primarily the result of a strategic decision to cut down programmatic advertising and focus on building its subscription business.

Total deferred subscription revenue for the Company was $26.7 million for the first quarter of 2018, up $1.6 million, or 7% compared to the first quarter of 2017, and up $2.9MM, or 12% from the fourth quarter. This is the third consecutive quarter with year-over-year deferred subscription revenue growth. B2B deferred subscription revenue increased $1.4 million, or 9.5% from the fourth quarter of 2017 and $1.2 million as compared to the first quarter of 2017. B2C premium deferred subscription revenue improved $1.5MM, or 16.2% from the fourth quarter 2017 and $0.5 million, or 4.5% as compared to the first quarter 2017. B2C premium deferred subscription revenue grew year over year for the first time in more than 3 years this quarter.

Operating expenses for the first quarter of 2018 were $15.3 million as compared to $16.2 million for the first quarter of 2017, a decrease of nearly $1.0 million between periods. Operating expense for the first quarter of 2017 includes $0.2 million of restructuring and other charges. Excluding the 2017 restructuring and other charges, operating expenses for the first quarter 2018 decreased $0.8 million, or 5% as compared to the first quarter of 2017. Lower operating expenses resulted primarily from salary and benefit costs (related to prior periods cost reduction initiatives), planned reduction in traffic acquisition costs, and lower professional fees (related to ongoing litigation, lower audit and accounting related costs, partially offset by higher contract negotiation fees). This was partially offset by higher bonus and commissions related to the increased year over year performance, data related costs and higher facilities related costs incurred during the period.

Net loss of $0.7 million for the first quarter of 2018 improved from a net loss of $1.1 million from the prior year period. Excluding the $0.2 million restructuring and one-time costs recorded in 2017, net loss improved $0.2 million this year over the same quarter last year. Adjusted EBITDA for the first quarter of 2018 was $1.0 million compared to $0.8 million from the prior year period. The year-over-year increase in Adjusted EBITDA primarily resulted from strong B2B revenue growth, and lower cost of services expense (primarily from employee related costs, outside contributors and lower traffic acquisition costs) partially offset by the decline in revenue in our B2C businesses.

Business-to-Business Revenue

B2B revenue for the first quarter of 2018 was $8.0 million, an increase of $0.7 million, or 9%, compared to the first quarter of 2017. Year over year revenue growth resulted primarily from increased subscription revenue in the BoardEx and RateWatch businesses along with increased non-subscription report sales in Ratewatch. Increased BoardEx subscription revenue resulted from both a strong increase in the subscriber base of 13% coupled with an increase of 13% in the average revenue per subscription. RateWatch subscription revenue growth reflected a 12% increase in average revenue per subscriber along with a 1% increase in the weighted number of subscriptions. Lower revenue recorded in The Deal resulted primarily due to timing of events held in The Deal business as well as a 3% reduction in subscription revenue. Revenue growth also resulted in our BoardEx business from FX gains of $0.2 million during the quarter.

Business-to-Consumer Revenue

B2C revenue for the first quarter of 2018 was $6.7 million, a decrease of $1.2 million, or 15%, from $7.9 million in the first quarter of 2017. B2C subscription revenue for the first quarter of 2018 was $4.7 million, a decrease of $0.4 million, or 9%, from $5.1 million in the first quarter of 2017. This decrease primarily related to a 10% decline in the weighted-average number of subscriptions offset by a 1% increase in the average revenue recognized per subscription. Average monthly churn(2) improved to 4.79% for the first quarter of 2018 from 4.94% for the first quarter of 2017. Sales efforts are getting stronger with a $0.4 million, or 6% increase in year over year bookings recorded during the first quarter of 2018. B2C advertising revenue declined year over year $0.8 million primarily from the lower advertising generated by our decision to reduce marginally profitable programmatic advertising.

Cash on hand

Net cash provided by operating activities for the first quarter of 2018 totaled $2.4 million, up $0.5 million as compared to the same period during the prior year. The increase in net cash provided by operating activities was primarily the result of the improved net loss of $0.4 million and increased deferred revenue of $0.3 million, partially offset by small changes in the balance of accounts receivable and prepaid expenses. Capital expenditures totaled $0.8 million as the Company continues to invest in the business. As a result, the Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $15.5 million, as compared to $13.9 million at December 31, 2017, an increase of $1.6 million.

Conference Call Information

TheStreet will discuss its financial results for the first quarter 2018 on May 8, 2018 at 10:30 a.m. EDT.

To participate in the call, please dial 800-289-0438 (domestic) or 323-794-2423 (international). The conference code is 5200377. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at. http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years. The Company’s portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers; and RateWatch (www.rate-watch.com), which supplies rate and fee data from banks and credit unions across the U.S.

Non-GAAP Financial Information

(1) To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

(2) Average monthly churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2018. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2018	December 31, 2017
	(unaudited)
Current Assets:
Cash and cash equivalents	$13,223,536	$11,684,817
Accounts receivable, net of allowance for doubtful accounts of $284,057 at March 31, 2018 and $278,997 at December 31, 2017	5,095,663	4,684,570
Other receivables	255,561	389,353
Prepaid expenses and other current assets	2,111,526	1,707,574
Total current assets	20,686,286	18,466,314
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $5,935,030 at March 31, 2018 and $5,690,265 at
December 31, 2017	2,565,064	2,751,812
Marketable securities	1,748,805	1,680,000
Other assets	312,251	306,465
Goodwill	29,478,161	29,419,522
Other intangibles, net of accumulated amortization of $24,633,410 at March 31, 2018 and $23,563,514 at December 31, 2017	14,085,490	14,020,982
Deferred tax asset	2,874,847	2,791,305
Restricted cash	500,000	500,000
Total assets	$72,250,904	$69,936,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,003,762	$2,013,797
Accrued expenses	2,582,354	3,765,795
Deferred revenue	26,066,008	23,308,678
Other current liabilities	1,940,129	1,904,614
Total current liabilities	32,592,253	30,992,884
Noncurrent Liabilities:
Deferred tax liability	2,041,575	1,932,606
Other liabilities	2,599,936	2,064,109
Total liabilities	37,233,764	34,989,599

Stockholders’ Equity:
Common stock; $0.01 par value; 100,000,000 shares authorized; 56,900,725 shares issued and 49,186,690 shares outstanding at March 31, 2018, and 56,891,551 shares issued and 49,181,462 shares outstanding at December 31, 2017	569,007	568,916
Additional paid-in capital	259,910,012	259,569,737
Accumulated other comprehensive loss	(4,428,678)	(4,845,650)
Treasury stock at cost; 7,714,035 shares at March 31, 2018 and 7,710,089 shares at December 31, 2017	(13,490,213)	(13,484,924)
Accumulated deficit	(207,542,988)	(206,861,278)
Total stockholders’ equity	35,017,140	34,946,801

Total liabilities and stockholders’ equity	$72,250,904	$69,936,400

Note:  The consolidated balance sheet as of December 31, 2017 reflects an immaterial adjustment to increase deferred tax assets and a corresponding increase to stockholders' equity as a result of the continued assessment and application of the recently enacted federal tax reform.

THESTREET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2018	2017
	unaudited
Revenue:
Business to business	$8,037,624	$7,387,239
Business to consumer	6,671,203	7,893,198
Total revenue	14,708,827	15,280,437

Operating expense:
Cost of services	5,916,804	7,281,429
Sales and marketing	3,812,549	3,543,352
General and administrative	4,330,146	4,026,052
Depreciation and amortization	1,194,679	1,179,532
Restructuring and other charges	—	198,979
Total operating expense	15,254,178	16,229,344
Operating loss	(545,351)	(948,907)
Net interest income	18,777	7,771
Net loss before income taxes	(526,574)	(941,136)
Provision for income taxes	(155,136)	(186,304)
Net loss	(681,710)	(1,127,440)

Net loss per share:
Basic and diluted net loss attributable to common stockholders	$(0.01)	$(0.03)

Weighted average basic and diluted shares outstanding	49,184,692	35,558,371

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(681,710)	$(1,127,440)
Provision for income taxes	155,136	186,304
Net interest income	(18,777)	(7,771)
Depreciation and amortization	1,194,679	1,179,532
EBITDA	649,328	230,625
Restructuring and other charges	—	198,979
Stock based compensation	340,366	396,242
Adjusted EBITDA	$989,694	$825,846

THESTREET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(681,710)	$(1,127,440)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	340,366	396,242
Provision for doubtful accounts	18,776	25,861
Depreciation and amortization	1,194,679	1,179,532
Deferred taxes	108,969	148,272
Deferred rent	16,555	(131,306)
Changes in operating assets and liabilities:
Accounts receivable	(398,853)	50,934
Other receivables	133,792	(18,360)
Prepaid expenses and other current assets	(402,278)	(38,485)
Other assets	(8,612)	(10,521)
Accounts payable	(16,327)	67,479
Accrued expenses	(1,129,949)	(1,575,459)
Deferred revenue	3,128,414	2,818,539
Other current liabilities	54,103	18,080
Other liabilities	—	11,052
Net cash provided by operating activities	2,357,925	1,814,420

Cash Flows from Investing Activities:
Capital expenditures	(831,849)	(553,109)
Net cash used in investing activities	(831,849)	(553,109)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(68,162)	(68,245)
Share repurchase	(1,415)	—
Shares withheld on RSU vesting to pay for withholding taxes	(3,874)	(74)
Net cash used in financing activities	(73,451)	(68,319)

Effect of exchange rate changes on cash and cash equivalents	86,094	97,520

Net increase in cash and cash equivalents	1,538,719	1,290,512
Cash and cash equivalents, beginning of period	11,684,817	21,371,122
Cash and cash equivalents, end of period	$13,223,536	$22,661,634

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(681,710)	$(1,127,440)
Noncash expenditures	1,679,345	1,618,601
Changes in operating assets and liabilities	1,360,290	1,323,259
Capital expenditures	(831,849)	(553,109)
Free cash flow	$1,526,076	$1,261,311